CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the filing of the Registration Statement of the Warburg, Pincus Global Post-Venture Capital Fund, Inc. on Form N-14 of our report dated December 11, 1998 on our audits of the financial statements and financial highlights of the Warburg, Pincus Global Post-Venture Capital Fund, Inc. and Warburg, Pincus Post-Venture Capital Fund, Inc., which reports are included in each Fund's Annual Report to Shareholders for the year ended October 31, 1998, which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Prospectus/Proxy Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 29, 1999